Exhibit 7

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number: 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD”)

THIRD SUPPLEMENTARY BIDDER’S STATEMENT

On 10 June 2004, DRD announced that it had revised its offer to the shareholders of Emperor Mines Limited (“Emperor”) to five DRD shares for every twenty-two of the outstanding Emperor shares (“the revised offer”).

DRD today lodged a Third Supplementary Bidder’s Statement which, together with a letter to the shareholders of Emperor outlining the terms of the revised offer, is available on the DRD website.

The majority of the independent directors of Emperor have recommended that Emperor shareholders accept the revised offer and a document outlining the reasons given for the recommendation is also posted on the DRD website.

The Third Supplementary Bidder’s Statement should be read together with DRD’s Bidder’s Statement dated 26 March 2004, DRD’s First Supplementary Bidder’s Statement dated 4 May 2004 and DRD’s Second Supplementary Bidder’s Statement dated 19 May 2004.

Johannesburg

17 June 2004

QUERIES

South Africa

Investor and Media Relations

Ilja Graulich, Durban Roodepoort Deep, Limited

+27 11 381 7826 (office)

+27 83 604 0820 (mobile)

James Duncan, Russell & Associates

+27 11 880 3924 (office)

+27 82 892 8052 (mobile)

Australasia

Investor and Media Relations

Paul Downie, Porter Novelli

+61 893 861 233 (office)

+61 414 947 129 (mobile)

United Kingdom/Europe

Investor and Media Relations

Phil Dexter, St James’s Corporate

+44 20 7499 3916 (office)

+44 779 863 4398

North America

Investor Relations

Susan Borinelli, Breakstone & Ruth International

+1 646-536-7018 (office)

+1 917-570-8421 (mobile)

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)

+1 347-423-5859 (mobile)